NL Industries, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240-2697	Contact: Gregory M. Swalwell Executive Vice President and Chief Financial Officer (972) 233-1700
News Release

FOR IMMEDIATE RELEASE
NL REPORTS FOURTH QUARTER 2015 RESULTS

DALLAS, TEXAS – March 10, 2016 - NL Industries, Inc. (NYSE: NL) today reported a net loss attributable to NL stockholders of $5.6 million, or $.11 per share, in the fourth quarter of 2015 compared to net income attributable to NL stockholders of $5.4 million, or $.11 per share, in the fourth quarter of 2014.  For the full year of 2015, NL reported a net loss attributable to NL stockholders of $23.9 million, or $.49 per share, compared to net income attributable to NL stockholders of $28.5 million, or $.59 per share in 2014.

Net sales increased $1.0 million in the fourth quarter of 2015 and $5.2 million in the full year of 2015 compared to the same periods in 2014 principally due to strong demand within CompX's Security Products business from existing government customers.  Income from operations attributable to CompX decreased to $2.6 million in the fourth quarter of 2015 compared to $3.0 million in the fourth quarter of 2014 due to lower variable margins related to changes in customer and product mix, and higher fixed costs, in CompX's Security Products business. Income from operations attributable to CompX increased to $14.0 million in the full year of 2015 compared to $13.6 million in the full year of 2014 primarily as a result of higher sales and operating margins at CompX's Marine Components business.

Kronos' net sales of $287.0 million in the fourth quarter of 2015 were $86.5 million, or 23%, lower than in the fourth quarter of 2014.  Kronos' net sales of $1.35 billion in the full year of 2015 were $303.1 million, or 18%, lower than in the full year 2014.  Kronos' net sales decreased in the fourth quarter and full year of 2015 as compared to the same periods of 2014 primarily due to lower average TiO2 selling prices, partially offset by higher sales volumes.  Kronos' average TiO2 selling prices were 16% lower in the fourth quarter of 2015 as compared to the fourth quarter of 2014, and were 14% lower in the full year as compared to 2014.  Kronos' average selling prices at the end of the fourth quarter of 2015 were 4% lower than at the end of the third quarter of 2015, and 17% lower than at the end of 2014, with lower prices in all major markets.  Kronos' average TiO2 selling prices in 2015 were also impacted by a higher percentage of sales to lower-priced export markets in 2015 compared to 2014.  TiO2 sales volumes in the fourth quarter and the full year of 2015 were approximately 3% and 6% higher, respectively, than in same periods of 2014 due to higher sales in certain European and export markets, partially offset by lower sales in North American markets.  Fluctuations in currency exchange rates also impacted net sales comparisons, decreasing net sales by approximately $25 million in the fourth quarter and by approximately $138 million in the full year 2015 as compared to the comparable periods in 2014.  The table at the end of this press release shows how each of these items impacted the overall change in sales.

Kronos' loss from operations in the fourth quarter of 2015 was $19.7 million compared to income from operations of $31.5 million in the fourth quarter of 2014.  For the full year 2015, Kronos' loss from operations was $1.1 million compared to income from operations of $149.7 million in 2014.  Kronos' loss from operations in the full year of 2015 includes an aggregate workforce reduction charge of $21.7 million (NL's equity interest was $3.6 million, or $.07 per share, net of income tax benefit), most of which was recognized in the second quarter.  Kronos' income from operations decreased in 2015 primarily due to the net effects of lower average TiO2 selling prices, the workforce reduction charge, lower manufacturing and other production costs (primarily raw materials) and higher sales and production volumes.  Kronos' TiO2 production volumes were 7% higher in the fourth quarter of 2015 as compared to the fourth quarter of 2014, and were 3% higher in 2015 over 2014.  Kronos operated its production facilities at an overall average capacity utilization rate of 95% in 2015 (approximately 93%, 100%, 95% and 92% of practical capacity in the first, second, third and fourth quarters, respectively)  compared to approximately 92% in 2014 (90%, 97%, 96% and 86% in the first, second, third and fourth quarters of 2014, respectively).  Kronos' production capacity utilization rates in the first quarter of 2014 were impacted by a union labor lockout at its Canadian production facility that ended in December 2013, as restart of production at the facility did not begin until February 2014.  Kronos' production rates in the fourth quarter of 2014 and the first quarter of 2015 were impacted by the implementation of certain productivity-enhancing improvement projects at certain facilities, as well as necessary improvements to ensure continued compliance with its permit regulations, which resulted in longer-than-normal maintenance shutdowns in some instances.  Fluctuations in currency exchange rates increased Kronos' income from operations by approximately $10 million in the fourth quarter and by approximately $40 million for the year.

Kronos' securities transactions, net in 2015 includes a third quarter aggregate non-cash charge of $12.0 million (NL's equity interest was $1.5 million, or $.03 per share, net of income tax benefit) for an other-than-temporary impairment on its investment in a marketable equity security.

Kronos' income tax expense in 2015 includes an aggregate non-cash deferred income tax expense of $159.0 million (NL's equity interest was $31.4 million, or $.65 per share, net of income taxes) related to the recognition of a deferred income tax asset valuation allowance related to its German and Belgian operations, most of which was recognized in the second quarter (NL's equity interest recognized in the fourth quarter was $1.3 million, or $.03 per share, net of income taxes).  Kronos' income tax expense in 2014 includes an aggregate non-cash income tax benefit of $5.1 million (NL's equity interest was $1.0 million, or $.02 per share, net of income taxes) related to a net reduction in its reserve for uncertain tax positions, most of which was recognized in the second quarter.

Insurance recoveries reflect in part amounts we received from certain of our former insurance carriers, and relate to the recovery of prior lead pigment and asbestos litigation defense costs incurred by us. Such insurance recoveries aggregated $3.7 million ($2.4 million, or $.05 per share, net of income taxes) in 2015 as compared to $10.4 million ($6.7 million, or $.14 per share, net of income taxes) in 2014. Substantially all of the insurance recoveries we recognized in 2015 relate to a first quarter settlement we reached with one of our insurance carriers in which they agreed to reimburse us for a portion of our past lead pigment litigation defense costs. The majority of the $10.4 million of insurance recoveries we recognized in 2014 relate to a settlement we reached with another one of our insurance carriers in which they agreed to reimburse us for a portion of our past litigation defense costs.

Corporate expenses increased $1.6 million in the fourth quarter of 2015 as compared to the fourth quarter of 2014 primarily due to higher environmental remediation and related costs and decreased $3.8 million in the full year 2015 as compared to 2014, primarily due to lower environmental remediation and related costs and lower litigation fees and related costs in 2015.

Our income tax benefit in the full year 2015 includes a first quarter non-cash income tax benefit of $3.0 million (or $.06 per share) related to a net reduction in our reserve for uncertain tax positions.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although NL believes that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, we continue to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to:

	Future supply and demand for our products
	The extent of the dependence of certain of our businesses on certain market sectors
	The cyclicality of our businesses (such as Kronos' TiO2 operations)
	Customer and producer inventory levels
	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry)

Changes in raw material and other operating costs (such as energy, ore, zinc and brass costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs

	Changes in the availability of raw material (such as ore)

General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products)

	Competitive products and substitute products
	Price and product competition from low-cost manufacturing sources (such as China)
	Customer and competitor strategies
	Potential consolidation of Kronos' competitors
	Potential consolidation of Kronos' customers
	The impact of pricing and production decisions
	Competitive technology positions
	Potential difficulties in integrating future acquisitions
	Potential difficulties in upgrading or implementing new accounting and manufacturing software systems
	The introduction of trade barriers
	Possible disruption of Kronos' or CompX's business, or increases in our cost of doing business resulting from terrorist activities or global conflicts
	The impact of current or future government regulations (including employee healthcare benefit related regulations)

Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro or other currencies

	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks)
	Decisions to sell operating assets other than in the ordinary course of business
	Kronos' ability to renew or refinance credit facilities
	Our ability to maintain sufficient liquidity
	The timing and amounts of insurance recoveries
	The extent to which our subsidiaries or affiliates were to become unable to pay us dividends
	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters
	Uncertainties associated with CompX's development of new product features

Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which may not have been recognized under the more-likely-than-not recognition criteria


Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation at sites related to our former operations)


Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products)

	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters)
	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected. We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in the component products (security products and performance marine components), chemicals (TiO2) and other businesses.

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except earnings per share)

	Three months ended		Year ended
	December 31,		December 31,
	2014	2015	2014	2015
	(Unaudited)

Net sales	$24.7	$25.7	$103.8	$109.0
Cost of sales	17.0	18.1	71.6	75.6

Gross margin	7.7	7.6	32.2	33.4

Selling, general and administrative expense	4.7	5.0	18.6	19.4
Other operating income (expense):
Insurance recoveries	.4	.2	10.4	3.7
Other income, net	-	-	.1	.1
Corporate expense	(3.8)	(5.4)	(21.3)	(17.5)

Income (loss) from operations	(.4)	(2.6)	2.8	.3

Equity in earnings (losses) of Kronos Worldwide, Inc.	6.1	(6.2)	30.2	(52.8)

General corporate items:
Interest and dividend income	.3	.3	1.6	1.2

Income (loss) before income taxes	6.0	(8.5)	34.6	(51.3)

Income tax expense (benefit)	.4	(3.1)	5.0	(28.6)

Net income (loss)	5.6	(5.4)	29.6	(22.7)

Noncontrolling interest in net income of subsidiary	.2	.2	1.1	1.2

Net income (loss) attributable to NL stockholders	$5.4	$(5.6)	$28.5	$(23.9)

Net income (loss) per share attributable to NL stockholders	$.11	$(.11)	$.59	$(.49)

Weighted average shares used in the
calculation of net income per share	48.7	48.7	48.7	48.7

NL INDUSTRIES, INC.
COMPONENTS OF INCOME (LOSS) FROM OPERATIONS
(In millions)
 (Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2014	2015	2014	2015

CompX - component products	$3.0	$2.6	$13.6	$14.0
Insurance recoveries	.4	.2	10.4	3.7
Other income, net	-	-	.1	.1
Corporate expense	(3.8)	(5.4)	(21.3)	(17.5)

Income (loss) from operations	$(.4)	$(2.6)	$2.8	$.3

CHANGE IN KRONOS' TiO2 SALES
(Unaudited)

	Three months ended	Year ended
	December 31,	December 31,
	2015 vs. 2014	2015 vs. 2014

Percentage change in sales:
TiO2 product pricing	(16)%	(14)%
TiO2 sales volume	3	6
TiO2 product mix	(3)	(2)
Changes in currency exchange rates	(7)	(8)

Total	(23)%	(18)%